Exhibit 10.25

General	Harley-Davidson, Inc.
Notice of Grant of Stock Appreciation Right and Stock Appreciation Right Agreement	or Subsidiaries

«FirstName» «LastName»	Stock Appreciation Right/Award
«Address1»	Plan:	2004 Incentive Stock Plan
«City,» «State» «Zip»	ID:
«Country»

Effective «Grant Date» (the “Grant Date”), you have been granted a Stock Appreciation Right with respect to «# of shares» shares of common stock of Harley-Davidson, Inc. (“HDI” and, together with its Subsidiaries, the “Company”).

As soon as practicable following the first, second, third and fourth anniversary of the Grant Date (each, a “Settlement Date”), the compensation (if any) payable with respect to the portion of the Stock Appreciation Right  that became vested on such Settlement Date will be valued and paid in cash in your local currency using the spot rate on the Settlement Date, less applicable withholding.  The value of the portion of the Stock Appreciation Right that became vested on the Settlement Date will be equal to the product obtained by multiplying (1) the number of shares underlying the portion of the Stock Appreciation Right that became vested on the Settlement Date, and (2) the amount by which the Fair Market Value of a share of HDI’s common stock on the Settlement Date exceeds «price».  If the Fair Market Value of a share of HDI’s common stock on the Settlement Date is less than or equal to <<price>>, no amount is payable with respect to that Settlement Date. Following each Settlement Date, the portion of the Stock Appreciation Right that was valued as of that Settlement Date (whether or not resulting in a payment) will be cancelled.

The portion of your Stock Appreciation Right that is not vested when you terminate employment will be forfeited.

The Stock Appreciation Right does not include the right to receive dividends or other distributions declared and paid on the shares of HDI’s common stock underlying the Stock Appreciation Right.

On each anniversary of the Grant Date, if you are still then employed, you will obtain a 25 percent vested interest in the Stock Appreciation Right.  Accordingly, in each period the Stock Appreciation Right will become vested on the date shown.

Shares Underlying Stock Appreciation Right	Vest Type	Full Vest

«shares»
«shares»
«shares»
«shares»

The Stock Appreciation Right is granted under and governed by the terms and conditions of HDI’s 2004 Incentive Stock Plan, as amended, and this Stock Appreciation Right Agreement.

You may return this Stock Appreciation Right Agreement to the Company (in care of the Vice President and Treasurer of HDI) within thirty (30) days after the Grant Date, and by doing so you will forfeit any rights under this Stock Appreciation Right Agreement.  If you choose to retain this Stock Appreciation Right Agreement beyond that date, then you accept the terms of this Stock Appreciation Right and agree and consent to all amendments to the Plan and the Company’s 1995 Stock Option Plan through the Grant Date as they apply to this Stock Appreciation Right and any prior awards to you of any kind under such plans.

Vice President and Treasurer